Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Longs Drugs Announces New

Supplier Contract with AmerisourceBergen

WALNUT CREEK, CA (March 20, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today announced a new long-term supply contract with AmerisourceBergen Drug Corporation for the supply of prescription pharmaceutical products.

The agreement will commence effective July 1, 2006, upon expiration of the current primary supplier agreement between AmerisourceBergen and Longs Drugs, and will run for a term of at least three and as much as seven years, with the actual duration depending on the time when the Company’s total purchases of branded prescription pharmaceuticals under the agreement reach a certain amount.

Additionally, the agreement requires Longs Drugs to purchase from AmerisourceBergen a specified percentage of its requirements for generic pharmaceuticals that are within an agreed scope of generic pharmaceutical products carried by AmerisourceBergen, subject to certain exceptions, exclusions and qualifications.

Pricing of pharmaceutical products under the agreement is generally based on published wholesale acquisition costs, less certain discounts, rebates and other adjustments that vary with the type of products being purchased.

The agreement also covers some over-the-counter medications, nutritional, health and beauty care products, home health care products and related services.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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